UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
April 26, 2018
Date of Report
(Date of earliest event reported)

WSFS Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35638	22-2866913
(State or other jurisdiction of incorporation)	(SEC Commission File Number)	(IRS Employer Identification Number)

500 Delaware Avenue, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 792-6000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events
WSFS Financial Corporation (“WSFS” or the “Company”) today reported that Mark A. Turner, Chairman of the Board of Directors, President and Chief Executive Officer, entered into a trading plan (the “Plan”) in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. The Plan, executed on April 26, 2018, during the Company’s open trading window, will expire on or before December 31, 2019, and is designed to facilitate Mr. Turner’s exercise of expiring options. These expiring options were issued to Mr. Turner in February 2013, pursuant to a non-plan stock option agreement that was approved by 97.9% of the Company’s stockholders voting at the Company’s 2013 Annual Meeting. The exercise price of the options was set at 20% above the market price of WSFS stock at the time of the Board of Directors’ meeting at which the options were approved, and these options were in lieu of the grant to Mr. Turner of any new equity awards for the succeeding five years.
Mr. Turner entered into the Plan to allow for an orderly exercise of the options prior to their expiration as part of his personal long-term financial planning. Mr. Turner continues to hold a significant number of fully-vested shares, well exceeding all Company guidelines for share ownership. Any transactions under the Plan will be publicly reported through Form 4 filings with the Securities and Exchange Commission.
Other officers or directors of the Company may, in the future, enter into Rule 10b5-1 trading plans related to the Company’s shares. The Company undertakes no obligation to report Rule 10b5-1 trading plans adopted by any of its officers or directors, or to report any modifications or terminations of any publicly announced plans, except to the extent required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

WSFS FINANCIAL CORPORATION

Date:	April 30, 2018	By:	/s/ Dominic C. Canuso
Dominic C. Canuso Executive Vice President and Chief Financial Officer